As filed with the U.S. Securities and Exchange Commission on July 27, 2023

Registration No. 333-251422

Registration No. 333-262468

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-251422

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-262468

UNDER

THE SECURITIES ACT OF 1933

Absolute Software Corporation

(Exact name of Registrant as Specified in Its Charter)

British Columbia, Canada	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer
Incorporation or organization)	Identification No.)

Suite 1400

Four Bentall Centre, 1055 Dunsmuir Street

Vancouver, British Columbia

V7X 1K8 Canada

(604) 730-9851

(Address of Principal Executive Offices)

Absolute Software Corporation 2019 Employee Share Ownership Plan

Absolute Software Corporation Performance and Restricted Unit Plan

Absolute Software Corporation 2000 Share Option Plan

Absolute Software Corporation Employee Share Purchase Plan

Absolute Software Corporation Omnibus Equity Incentive Plan

(Full titles of the plans)

Absolute Software, Inc.

3055 Olin Avenue, Suite 2000

San Jose, California 95128

(800) 220-0733

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Thomas Holden	Christy Wyatt	John T. McKenna
Thomas Fraser	Peter Chess	Jon C. Avina
Ropes & Gray LLP	Absolute Software Corporation	Milson Yu
3 Embarcadero Center	Suite 1400	Cooley LLP
San Francisco, CA 94111	Four Bentall Centre	3175 Hanover Street
U.S.A.	1055 Dunsmuir Street	Palo Alto, CA
(415) 315-6300	Vancouver, British Columbia	94304
	V7X 1K8	U.S.A.
	Canada	(650) 843-5000
(604) 730-9851

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☒

DEREGISTRATION OF SECURITIES

Absolute Software Corporation (the “Registrant”) is filing these post-effective amendments (these “Post-Effective Amendments”) to the following registration statements on Form S-8 (collectively, the “Registration Statements”), which have been previously filed with the U.S. Securities and Exchange Commission (the “SEC”), to deregister any and all of the Registrant’s common shares, without par value (“Common Shares”), registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

1.

Registration Statement File No. 333-251422, filed with the SEC on December 17, 2020, registering 319,492 Common Shares for issuance under the Absolute Software Corporation 2019 Employee Share Ownership Plan (the “Share Ownership Plan”), 2,950,899 Common Shares for issuance under the Absolute Software Corporation Performance and Restricted Unit Plan (the “PSU/RSU Plan”), 714,127 Common Shares for issuance upon the exercise of outstanding stock options granted under the Absolute Software Corporation 2000 Share Option Plan (the “Share Option Plan” and together with the Share Ownership Plan and the PSU/RSU Plan, the “Plans”), and 1,910,696 Common Shares reserved for future issuance, including pursuant to future grants of stock options, performance share units and restricted share units, under the Plans; and

2.

Registration Statement File No. 333-262468, filed with the SEC on February 1, 2022, registering 4,449,218 Common Shares for issuance under the Absolute Software Corporation Employee Share Purchase Plan and 4,449,218 Common Shares for issuance under the Absolute Software Corporation Omnibus Equity Incentive Plan.

On July 27, 2023, pursuant to the Arrangement Agreement, dated as of May 10, 2023 (the “Arrangement Agreement”), by and between the Registrant and 1414364 B.C. LTD., a corporation incorporated under the Laws of the Province of British Columbia and an affiliate of Crosspoint Capital Partners, L.P. (“Purchaser”), Purchaser acquired the Registrant by way of statutory plan of arrangement under the Business Corporations Act (British Columbia).

As a result of the consummation of the transactions contemplated by the Arrangement Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all securities of the Registrant registered pursuant to the Registration Statements that remain unsold or otherwise unissued as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California on July 27, 2023.

ABSOLUTE SOFTWARE CORPORATION

By:	/s/ Christy Wyatt
Christy Wyatt
President and Chief Executive Officer

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.